EXHIBIT A

                                       TO

                              EMPLOYMENT AGREEMENT

                                 INCENTIVE PLAN

I. PURPOSES. The purposes of the Incentive Plan are (i) to establish an annual incentive compensation program for the Company's President and Chief Executive Officer (the "Executive") that awards the Executive for the achievement of objectives and goals established by the Board of Directors which contribute to the success of the Company, thus providing a means for participation by the Executive in such success, and (ii) to afford an incentive to the Executive to contribute his best efforts to promote the success of the Company.

II. DEFINITIONS. The following words and phrases shall have the meaning set forth below whenever used herein:

         A. "COMMON STOCK PRICE" shall mean the reported New York Stock Exchange closing price of the Company's Common Stock on the last day of trading during that year.

         B. "COMPENSATION COMMITTEE" shall mean the Compensation Committee of the Company's Board of Directors. The membership of the Compensation Committee shall in all cases be comprised solely of two or more outside directors (within the meaning of Section 162(m)).

         C. "EARNINGS PER SHARE" shall mean the fully diluted earnings per share of the Company as reported in the Company's annual report to shareholders.

         D. "EMPLOYMENT AGREEMENT" shall mean the employment agreement, dated as of January 31, 1996, between the Company and the Executive, as such agreement may be amended or renewed from time to time.

         E. "INCOME BEFORE TAXES" shall mean that amount as reported in the Company's annual report to shareholders.

         F. "NET INCOME" shall mean that amount as reported in the Company's annual report to shareholders.

         G. "PERFORMANCE BASED COMPENSATION" shall mean the compensation paid or payable to the Executive pursuant to Article III of this Incentive Plan.


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         H.       "SECTION 162(M)" shall mean Section 162(m) (or any successor provision) of the Internal Revenue Code of 1986, as amended, and applicable authority thereunder.

III.     OPERATION OF INCENTIVE PLAN.

         A. ESTABLISHMENT OF PERFORMANCE GOALS. In each year in which the Executive's Employment Agreement is in effect, not later than 90 days after the end of the prior year, the Compensation Committee and the Executive shall agree upon the Performance Based Compensation which the Executive will earn for that year if he achieves the agreed upon incremental goals for increases in any one of more of the following categories: Income Before Taxes, Net Income, Earnings Per Share and Common Stock Price. Such performance goals shall be in writing and become Exhibit A-1 to this Incentive Plan. The performance goals will automatically be adjusted for any increase or decrease in the number of shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company.

         B. PAYMENT OF PERFORMANCE BASED COMPENSATION. Performance Based Compensation shall be paid to the Executive as soon after year end as the amount of such compensation can be determined with reasonable certainty and the Compensation Committee has certified that the performance goals have been met.

IV. NON-PERFORMANCE BASED COMPENSATION. It is recognized by the Company that, at times, there may be years in which the Compensation Committee desires to pay the Executive special non-performance based compensation. At such times, the Compensation Committee may award additional non-performance based compensation to the Executive in such amount as it shall desire.

V. TERMINATION OF EMPLOYMENT. The Executive must be employed for the entire year to be entitled to the Performance Based Compensation for such year, unless the Compensation Committee specifically determines that such amounts are to be paid.

VI. ADMINISTRATION. The Incentive Plan shall be administered by the Compensation Committee, which will have the authority and responsibility for (i) interpreting and administering the Incentive Plan, (ii) establishing the performance goals for each year of the Incentive Plan, (iii) determination of Performance Based Compensation and final approval of payments to the Executive, and (iv) payment of prorated

                                       A-2


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         awards if, in its judgment, the payment of such awards would be in the best interest of the Company.

VII. AMENDMENT AND TERMINATION. The Compensation Committee shall have the power to amend, modify, suspend or terminate any part of the Incentive Plan at any time; provided, however, that notwithstanding any other provisions of the Incentive Plan, no such amendment or modification shall (i) be effective without the approval of the shareholders of the Company if such shareholder approval is required to preserve the Company's Federal income tax deduction for Performance Based Compensation paid under the Incentive Plan pursuant to the "other performance based compensation" exception in Section 162(m), or (ii) without the consent of the Executive, reduce the right of the Executive to a payment hereunder to which he is entitled with respect to a fiscal year that has ended prior to such amendment, modification, suspension or termination.

VIII. WITHHOLDING TAXES. The Company shall have the right to deduct from all payments under this Incentive Plan any Federal, state or local taxes required by law to be withheld with respect to such payments.

IX. REORGANIZATION OR DISCONTINUANCE. The obligations of the Company under the Incentive Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of the Executive's rights under the Incentive Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

         If the business conducted by the Company shall be discontinued, any previously earned and unpaid compensation under the Incentive Plan shall be immediately payable to the Executive.

X. GENERAL PROVISIONS. The general provisions of the Executive's Employment Agreement shall be applicable to this Incentive Plan.

XI. EFFECTIVE DATE. The Incentive Plan is effective initially for the fiscal year ended December 31, 1996, subject to approval by the shareholders of the Company at the annual meeting of shareholders on June 3, 1996, and shall remain in effect as long as the Executive is employed by the Company.

                                       A-3


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                                   EXHIBIT A-1

            1996 PERFORMANCE GOALS AND PERFORMANCE BASED COMPENSATION



                                                                    PERFORMANCE
                                                                       BASED
                                                                    COMPENSATION
                                                                    ------------

A.       EARNINGS PER SHARE

         For each $.01 increase . . . . . . . . . . . . . . . .       $29,000

B.       INCREASE IN COMMON STOCK PRICE

         For each $.125 increase in per share price of a share of

         Common Stock  . . . . . . . . . . . . . . . . . . . . .       $5,500